Exhibit 99.1

The Glimpse Group Acquires PulpoAR, an Augmented Reality SaaS Company Providing Artificial Intelligence-Based Virtual Try-On Technology

Asset Acquisition into QReal Subsidiary to Propel Glimpse’s Artificial Intelligence (AI), Facial Recognition and Virtual Try-On Capabilities, While Adding New Customers in the Beauty and Retail Verticals

NEW YORK, June 1, 2022 — The Glimpse Group, Inc. (“Glimpse”) (NASDAQ:VRAR, FSE: 9DR), a diversified Virtual Reality (“VR”) and Augmented Reality (“AR”) platform company providing enterprise-focused VR and AR software and services solutions, announced today that its wholly owned subsidiary company QReal, LLC has acquired the assets of PulpoAR (“PulpoAR”), a Turkey based AR technology e-commerce company providing virtual try-on solutions primarily for the Beauty and Retail markets.

PulpoAR (www.pulpoar.com) creates easy to deploy and scalable AR Software-as-a-Service (SaaS) plugins for e-commerce platforms and digital signage screens. It has approximately 40 software developers in Turkey, with state-of-the-art deep tech capabilities and has developed a library of over 10 thousand digital assets. PulpoAR was established in 2020 and is generating high margin revenues on a recurring SaaS base. Customers include Sephora (Turkey), Estee Lauder (Turkey), Watsons (Turkey), OBoticario (Brazil), Carter Beauty (Ireland) and Baccarose (India). As beauty brands struggle to increase their online conversion rate, ROI, and engagement with consumers, PulpoAR’s omnichannel virtual try-on solutions - which are applicable to facial makeup, nail color, hair color, and AI skin analysis - allow consumers to try on desired products anywhere and anytime. This has been shown to increase average cart conversion rates while reducing cost from wasted testing resources to increase ROI.

Link to Video: https://vimeo.com/708388154/3d0f6e332a

The acquisition was structured as an asset purchase by Glimpse’s wholly owned subsidiary company QReal (www.qreal.io) and no liabilities were assumed. The transaction is primarily equity based, comprised of an initial nominally dilutive issuance of common shares (at $7.00/share) and a one-time nominal cash payment. Potential future performance payments are subject to the achievement of significant annual revenue growth milestones through December 31, 2024, are almost completely equity based and priced at the time of issuance (with a floor issuance price of $7.00/share, aligned with all of Glimpse’s acquisitions post its July 1, 2021 IPO).

PulpoAR’s founders - Onur Candan, Founder & CEO, Rayan Godoi CRO and Bugrahan Bayat CTO, will continue to lead PulpoAR under QReal. Their operations will be integrated into those of Glimpse Turkey, bringing headcount in Glimpse Turkey to over 100 employees. Onur is a technology entrepreneur with over 10 years in creating digital experiences for brands. Prior to co-founding PulpoAR, he co-founded Visionteractive, a company specializing in creating digital experiences that utilize custom robotics and devices to bridge the gap between online and the real world.

Mr. Candan commented, “Glimpse has built an extraordinary and far-reaching AR and VR ecosystem, with tremendous benefits for its underlying subsidiary companies. We believe that by joining, we can focus on our core, significantly accelerate our growth, expand our market presence and enhance our capabilities.”

Mike Cadoux, General Manager of QReal said, “We expect to integrate PulpoAR’s capabilities into ours and leverage our relationships with some of the world’s leading social media companies to introduce these advanced and value-add technologies, which in turn could drive major growth. In addition, the synergies with Glimpse Turkey’s operations and the Glimpse ecosystem at large are very compelling.”

Lyron Bentovim, President & CEO of Glimpse concluded, “Over the past two years, PulpoAR has impressively established best-in-class virtual try-on technology and has demonstrated its SaaS solutions among leading brands in the Beauty segment, with over 20 customer relationships and several key strategic partnerships. Their technology is cutting-edge, significantly enhances Glimpse’s technology stack and capabilities, and expands our competitive advantage – specifically in critical areas of AI and Image Recognition, which are increasingly necessary and will be utilized across Glimpse’s subsidiary companies in both AR and VR applications. We are very excited to welcome Onur, Rayan, Bugrahan and the entire PulpoAR team to our growing ecosystem.”

About PulpoAR

PulpoAR is an augmented shopping company providing omnichannel virtual try-on solutions using AR & AI technologies customized for beauty brands. We provide our clients with easy to integrate plug-ins for web and mobile app based platforms, allowing for fast and effortless integration at scale. Our solutions allow for customization and tailoring of the AR experience specific audiences and needs. For more information, visit www.pulpoar.com

About QReal

QReal creates, distributes and manages photorealistic, life-like, 3D and Augmented Reality (AR) content. This content is typically integrated in social media campaigns and e-commerce platforms with the goal of increasing sales, improving brand recognition, creating viral content and boosting e-commerce conversion. Current industry verticals include: food, fashion, apparel, architecture and automotive. QReal aims to expand the medium of AR, make it beautiful and manageable. For more information, visit www.qreal.io

About The Glimpse Group, Inc.

The Glimpse Group (NASDAQ: VRAR, FSE: 9DR) is a diversified Virtual and Augmented Reality platform company, comprised of multiple VR and AR software & services companies, and designed with the specific purpose of cultivating companies in the emerging VR/AR industry. Glimpse’s unique business model simplifies challenges faced by VR/AR companies and creates a robust ecosystem, while simultaneously providing investors an opportunity to invest directly into the emerging VR/AR industry via a diversified platform. For more information on The Glimpse Group, please visit www.theglimpsegroup.com

Safe Harbor Statement

This press release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This press release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business. Forward-looking statements include statements regarding our expectations, beliefs, intentions, or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,”, “view,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” and “would” or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Company Contact:

Maydan Rothblum

CFO & COO

The Glimpse Group, Inc.

(917) 292-2685

maydan@theglimpsegroup.com

Investor Relations:

Mark Schwalenberg, CFA

Director

MZ Group – North America

312-261-6430

Glimpse@mzgroup.us

www.mzgroup.us